Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Ware Grove
Chief Financial Officer
-or-
Lori Novickis
Director, Corporate Relations
CBIZ, Inc.
Cleveland, Ohio
(216) 447-9000
CBIZ REPORTS SECOND-QUARTER AND FIRST-HALF 2008 RESULTS
SECOND-QUARTER REVENUE UP 12.2%; EPS FROM CONTINUING OPERATIONS UP 20%
FIRST-HALF REVENUE GROWS 11.3%; EPS FROM CONTINUING OPERATIONS UP 22%
Cleveland, Ohio (July 31, 2008)—CBIZ, Inc. (NYSE: CBZ) today announced second-quarter and first-half results for the period ended June 30, 2008.
CBIZ reported revenue of $175.7 million for the second quarter ended June 30, 2008, an increase of 12.2% over the $156.7 million reported for the second quarter of 2007. Same-unit revenue increased by 5.8%, or by $9.0 million. Revenue from newly acquired operations contributed $10.0 million to revenue growth in the second quarter. CBIZ reported net income from continuing operations for the second quarter of 2008 of $7.5 million, or $0.12 per diluted share, compared with $6.5 million, or $0.10 per diluted share in the second quarter of 2007.
During the first half of 2008, CBIZ repurchased approximately 3.8 million shares of its common stock and since June 30, the Company has repurchased approximately 550,000 additional shares at a total cost of approximately $37.4 million to date. At June 30, 2008, the outstanding balance of the Company’s $150 million unsecured credit facility was at $60 million.
For the six-month period ended June 30, 2008, CBIZ reported revenue of $373.1 million, an increase of 11.3%, or $38.0 million over the $335.1 million reported for the comparable six-month period a year ago. Same-unit revenue increased by 5.4%, or $17.9 million, for the first six months of 2008 compared to the same period a year ago. Acquisitions, net of divestitures, contributed $20.1 million to revenue growth for the first half of 2008. Net income from continuing operations was $24.7 million for the first six months of 2008, or $0.39 per diluted share, compared with $21.3 million for the first six months of 2007, or $0.32 per diluted share.
“The second quarter of 2008 represents the twentieth consecutive quarter of same-unit revenue growth for CBIZ,” stated Steven L. Gerard, Chairman and CEO. “In this economic environment we are very pleased to record continued strong growth in revenues and earnings through the first six months of this year. We completed three acquisitions in the first half of 2008 and we continue to work on a full pipeline of potential additional acquisitions. Cash flow continues to be strong and we are on track to achieve our goals for

2008 which include revenue growth of 10% and growth in earnings per share of at least 20% for the full year 2008 compared with 2007,” concluded Mr. Gerard.
CBIZ will host a conference call later this morning to discuss its results. The call will be webcast in a listen-only mode over the Internet for the media and the public, and can be accessed at www.cbiz.com. Shareholders and analysts wishing to participate in the conference call may dial 1-800-640-9765 several minutes before 11:00 a.m. (ET). If you are dialing from outside the United States, dial 1-847-413-4837. A replay of the call will be available starting at 1:00 p.m. (ET) July 31 through midnight (ET), August 4, 2008. The dial-in number for the replay is 1-877-213-9653. If you are listening from outside the United States, dial 1-630-652-3041. The access code for the replay is 22198855. A replay of the webcast will also be available on the Company’s web site at www.cbiz.com.
CBIZ, Inc. provides professional business services that help clients better manage their finances, employees and technology. As the largest benefits specialist, one of the largest accounting, valuation and medical practice management companies in the United States, CBIZ provides its clients with financial services which include accounting and tax, internal audit, merger and acquisition advisory, and valuation. Employee services include group benefits, property and casualty insurance, payroll, HR consulting and wealth management. CBIZ also provides information technology, hardware and software solutions, healthcare consulting and medical practice management. These services are provided throughout a network of more than 140 Company offices in 34 states.
Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the Company’s ability to adequately manage its growth; the Company’s dependence on the current trend of outsourcing business services; the Company’s dependence on the services of its CEO and other key employees; competitive pricing pressures; general business and economic conditions; and changes in governmental regulation and tax laws affecting its insurance business or its business services operations. A more detailed description of such risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

CBIZ, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
THREE MONTHS ENDED JUNE 30, 2008 AND 2007
(In thousands, except percentages and per share data)

	THREE MONTHS ENDED
	JUNE 30,
	2008	%	2007 (1)%
Revenue	$175,734	100.0%	$156,658	100.0%

Operating expenses	154,883	88.1%	138,259	88.3%

Gross margin	20,851	11.9%	18,399	11.7%

Corporate general and administrative expense	7,791	4.5%	7,408	4.7%

Operating income	13,060	7.4%	10,991	7.0%

Other income (expense):
Interest expense	(1,888)	-1.1%	(1,694)	-1.1%
Gain on sale of operations, net	221	0.2%	10	0.0%
Other income, net (2)	335	0.2%	1,988	1.3%

Total other income (expense), net	(1,332)	-0.7%	304	0.2%

Income from continuing operations before income tax expense	11,728	6.7%	11,295	7.2%

Income tax expense	4,255		4,792

Income from continuing operations	7,473	4.3%	6,503	4.2%

Loss from operations of discontinued businesses, net of tax	(196)		(556)
Gain on disposal of discontinued businesses, net of tax	9		3,883

Net income	$7,286	4.1%	$9,830	6.3%

Diluted earnings per share:
Continuing operations	$0.12		$0.10
Discontinued operations	—		0.05

Net income	$0.12		$0.15

Diluted weighted average common shares outstanding	62,440		66,459

Other data from continuing operations:
EBIT (3)	$13,395		$12,979
EBITDA (3)	$17,193		$16,393

(1)	Certain amounts in the 2007 financial data have been reclassified to conform to the current year presentation.

(2)	Includes a net loss of $131 and a net gain of $1,201 attributable to assets held in the Company’s deferred compensation plan for the three months ended June 30, 2008 and 2007, respectively. These net gains do not impact the Company’s “income from continuing operations before income tax expense” as they are directly offset by compensation to the Plan participants. Compensation is included in “operating expenses” and“corporate general and administrative expense.”

(3)	EBIT represents income from continuing operations before income taxes, interest expense and the gain on the sale of operations, net. EBITDA represents EBIT before depreciation and amortization expense of $3,798 and $3,414 for the three months ended June 30, 2008 and 2007, respectively. The Company has included EBIT and EBITDA data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to service debt. EBIT and EBITDA should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles.
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

CBIZ, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2008 AND 2007
(In thousands, except percentages and per share data)

	SIX MONTHS ENDED
	JUNE 30,
	2008	%	2007 (1)%
Revenue	$373,086	100.0%	$335,102	100.0%

Operating expenses	313,213	84.0%	282,297	84.2%

Gross margin	59,873	16.0%	52,805	15.8%

Corporate general and administrative expense	15,043	4.0%	16,090	4.8%

Operating income	44,830	12.0%	36,715	11.0%

Other income (expense):
Interest expense	(3,605)	-1.0%	(2,966)	-0.9%
Gain on sale of operations, net	241	0.1%	105	0.0%
Other income (expense), net (2)	(1,012)	-0.3%	2,595	0.8%

Total other expense, net	(4,376)	-1.2%	(266)	-0.1%

Income from continuing operations before income tax expense	40,454	10.8%	36,449	10.9%

Income tax expense	15,753		15,100

Income from continuing operations	24,701	6.6%	21,349	6.4%

Loss from operations of discontinued businesses, net of tax	(194)		(945)
(Loss) gain on disposal of discontinued businesses, net of tax	(440)		3,690

Net income	$24,067	6.5%	$24,094	7.2%

Diluted earnings (loss) per share:
Continuing operations	$0.39		$0.32
Discontinued operations	(0.01)		0.04

Net income	$0.38		$0.36

Diluted weighted average common shares outstanding	63,320		67,236

Other data from continuing operations:
EBIT (3)	$43,818		$39,310
EBITDA (3)	$51,433		$46,096

(1)	Certain amounts in the 2007 financial data have been reclassified to conform to the current year presentation.

(2)	Includes a net loss of $1,919 and a net gain of $1,513 attributable to assets held in the Company’s deferred compensation plan for the six months ended June 30, 2008 and 2007, respectively. These net gains and losses do not impact the Company’s “income from continuing operations before income tax expense” as they are directly offset by compensation to the Plan participants. Compensation is included in “operating expenses” and “corporate general and administrative expense.”

(3)	EBIT represents income from continuing operations before income taxes, interest expense and gain on the sale of operations, net. EBITDA represents EBIT before depreciation and amortization expense of $7,615 and $6,786 for the six months ended June 30, 2008 and 2007, respectively. The Company has included EBIT and EBITDA data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to service debt. EBIT and EBITDA should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles.
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

CBIZ, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
THREE AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007
(In thousands, except percentages and ratios)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2008	2007 (1)	2008	2007 (1)
Revenue
Financial Services	$74,955	$69,112	$173,760	$161,144
Employee Services	47,307	42,837	94,562	87,874
Medical Management Professionals	41,899	32,116	82,665	61,724
National Practices	11,573	12,593	22,099	24,360

Total	$175,734	$156,658	$373,086	$335,102

Gross margin
Financial Services	$9,517	$9,298	$37,610	$35,549
Employee Services	8,505	8,063	17,319	17,868
Medical Management Professionals	5,581	4,521	10,255	7,463
National Practices	773	1,618	920	2,437
Operating expenses — unallocated (2)	(3,525)	(5,101)	(6,231)	(10,512)

Total	$20,851	$18,399	$59,873	$52,805

SELECT BALANCE SHEET DATA AND RATIOS

	JUNE 30,	DECEMBER 31,
	2008	2007 (1)
Cash and cash equivalents	$11,622	$12,144
Restricted cash	$18,331	$15,402
Accounts receivable, net	$132,699	$115,333
Current assets before funds held for clients	$182,409	$161,681
Funds held for clients — current and non-current	$75,087	$88,048
Goodwill and other intangible assets, net	$281,721	$268,388

Total assets	$599,582	$577,992

Current liabilities before client fund obligations	$100,296	$95,922
Client fund obligations	$76,700	$88,048
Convertible notes	$100,000	$100,000
Bank debt	$60,000	$30,000

Total liabilities	$375,724	$351,546

Treasury stock	$(248,244)	$(214,883)

Total stockholders’ equity	$223,858	$226,446

Debt to equity (3)	71.5%	57.4%
Days sales outstanding from continuing operations (4)	69	64

Shares outstanding	62,223	64,637

Basic weighted average common shares outstanding	62,544	65,061

Diluted weighted average common shares outstanding	63,320	66,356

(1)	Certain amounts in the 2007 financial data have been reclassified to conform to the current year presentation.

(2)	Represents operating expenses not directly allocated to individual business units including incentive compensation, gains or losses attributable to assets held in the Company’s deferred compensation plan, stock based compensation, and certain advertising expenses.

(3)	Ratio is convertible notes and bank debt divided by total equity.

(4)	DSO is provided for continuing operations and represents accounts receivable (before the allowance for doubtful accounts) and unbilled revenue (net of realization adjustments) at the end of the period, divided by trailing twelve month daily revenue. The Company has included DSO data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to collect on receivables in a timely manner. DSO should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles. DSO at June 30, 2007 was 72 days.
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007